Exhibit T3B-27

OPERATING AGREEMENT & BYLAWS

OF

COLUMBIA CARE DELAWARE, LLC,

a not-for-profit Delaware Limited Liability Company

OPERATING AGREEMENT & BYLAWS

OF

COLUMBIA CARE DELAWARE, LLC,

A not-for-profit Delaware Limited Liability Company

RECITALS

WHEREAS, in contemplation of the purposes set forth herein, Columbia Care Delaware, LLC was formed on January 5, 2016 by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware;

WHEREAS, the Members of Columbia Care Delaware, LLC desire to establish a manager-managed limited liability company in accordance with the laws of the State of Delaware; and

WHEREAS, the Members desire that the relationship between the Company, the Members and future Members, if any, be governed by the terms and conditions of this Agreement in all respects, as such may be amended from time to time;

WHEREAS, the Members desire that Columbia Care Delaware, LLC shall be operated, and will continue to operate, on a not-for-profit basis.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I

lDENTTTY

Section 1.01. Name.

The name of this organization is: Columbia Care Delaware, LLC, a Delaware limited liability company (the “Company”).

Section 1.02. Place of Operations and Registered Agent.

The principal administrative office of the Company shall initially be located at 4th Floor, 1007 North Orange Street, Wilmington, Delaware 19801, and may be relocated within the State of Delaware as may be determined to be appropriate by the Board of Directors. The initial registered agent for service of process shall be United Corporate Services Inc. with an address of 874 Walker Road, Suite C, Dover, Delaware 19904, and may be relocated within the State of Delaware as may be determined to be appropriate by the Board of Directors.

ARTICLE II

PURPOSE AND POWERS

Section 2.01. Purpose.

The Company is organized under the laws of the State of Delaware. The purpose of this company is to operate as a not-for-profit registered Compassion Center pursuant to the Delaware Medical Marijuana Ad. (16 Del. C. Ch. §§4901A, et seq.) and the State of Delaware Medical Marijuana Code and to engage in any other lawful ad or activity for which a company may be organized under such laws but which is in furtherance of its not-for-profit activities described herein.

Section 2.02. Rights, Powers and Privileges.

The Company shall possess and exercise all the rights, powers, and privileges generally granted to a limited liability company organized under the laws of the State of Delaware as set forth in the Delaware Limited Liability Company Ad., Delaware Code §§ 18-101 et seq., and any regulations promulgated thereunder, or as they may be amended.

Section 2.03. Duration

The Company’s existence shall commence as of the date of the Division’s acceptance of the Certificate of Formation, and shall continue until dissolved in accordance with the Ad and this Agreement.

ARTICLE Ill

DEFINITIONS

Section 3.00. Definitions.

The following terms used in these Bylaws have the meaning set forth below.

A.	“Act” means the State of Delaware Limited Liability Act.

B.	“Agreement” means this Operating Agreement & Bylaws, any exhibits attached hereto, as they may be amended and in effect from time to time.

This Agreement may also be referred to as the “Bylaws”

C.

“Bankruptcy’’ means: (i) commencement of a voluntary case for relief as a debtor under the bankruptcy code or filing of a petition to take advantage of any other present or future insolvency act or other applicable law relating to bankruptcy, insolvency, reorganization, or relief of debtors; or (ii) the making of an assignment for the benefit of creditors.

D.	“Board” means the Board of Directors of the Company.

E.	“Bylaws” means these Operating Agreement and Bylaws of the Company. The Bylaws may also be referred to as the “Agreement.”

F.

“Capital Contribution” means the total amount of property (net of liabilities) and money contributed by each Member to the Company pursuant to the terms of this Agreement as set forth on Exhibit “A”, including the Capital Contribution made by a predecessor holder(s) of the Membership Interest of such Member, unless the context requires otherwise.

G.	“Cause” means a Director or Officer acting in a manner which constitutes a breach of fiduciary duty owing to the Company or gross malfeasance in the performance of duties.

H.	“Certificate” means the Company’s Certificate of Formation, as amended from time to time, as required by the Act.

I.	“Chief Financial Officer’’ means that individual appointed by the Board to serve as an Officer of the Company pursuant to these Bylaws.

J.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

K.	“Company” means Columbia Care Delaware, LLC, a not-for-profit Delaware Limited Liability Company.

L.	“Director’’ means an individual serving on the Board of Directors of the Company.

M.	“Majority Vote” means the affirmative vote of fifty-one percent (51%) of the Board of Directors.

N.	“Member” means any individual, entity, partnership, or other association admitted as a member as result of or pursuant to this Agreement.

O.	“Membership Interest” means, as to any Member, such Member’s Percentage of Membership Interest in the Company’s assets and all obligations which such Member has in the Company.

P.

“Net Cash Flow” means the cash receipts of the Company (which does not include any capital contributions, but does include cash proceeds, borrowings, and sales of property), less the portion thereof used to pay (or establish reasonable reserves for) all Company expenses and obligations (including, without limitation, payment of the management fee and other amounts to the Directors, current debt service payments, all costs of capital improvements, expansions, and replacements, contingencies, and any other proper cash expenditure of the Company as reasonably determined by the President). Net cash flow is not reduced by depreciation, amortization, or similar non-cash allowances.

Q.

“Officer” or “Officers” collectively means the President, VP of Operations, VP of Cultivation, VP of Quality Control, VP of Business Development, VP of Treasury, Secretary, and Chief Financial Officer.

R.

“Positive Cash Flow” means during any calendar quarter, the Company’s aggregate cash receipts (not including any capital contributions) exceed the Company’s operating expenses (including any current compensation otherwise payable to the Directors during the same period, but not including capital contributions or amounts expended on capital improvements and expenditures, expansions and replacements, contingencies and reserves).

S.	“President” means that individual appointed by the Board to serve as an Officer of the Company pursuant to this Agreement.

T.	“Regulations” means the regulations issued by the United States Treasury Department under the Code.

U.	“Secretary” means that individual appointed by the Board to serve as an Officer of the Company pursuant to this Agreement.

V.	“Super Majority Vote” means the affirmative vote of not less than Eighty Eight percent (88%) of the Board of Directors.

W.	“VP of Operations” means that individual appointed by the Board to serve as an Officer of the Company pursuant to this Agreement.

ARTICLE IV

MEMBERSHIP

Section 4.01. Members. The Members, their addresses, Capital Contributions, and percentage of Membership Interests are set forth on Exhibit “A” attached hereto. Except as set forth herein, or as may otherwise be required by law, no Member shall have any obligation to make any additional Capital Contributions to the Company.

Section 4.02 Additional Capital Contributions. If the Managers at any time, or from time to time, determine that the Company requires additional Capital Contributions, then the Managers shall give notice to each Member of: (a) the total amount of additional Capital Contributions required; (b) the reason the additional Capital Contribution is required; and (c) the date each Member’s additional Capital Contribution is due and payable, which date shall be thirty (30) days after the notice has been given. Capital Contribution shall be funded, pari passu, in proportion to the Members’ respective Percentage Interest

ARTICLE V

TRANSFER OF MEMBERSHIP INTERESTS

Section 5.01. Restriction on Transfers by Members.

A Member may not transfer all or any part of his Membership Interest, or pledge, grant a security interest in, or otherwise encumber his Membership Interest unless all Members consent in writing. In addition, no assignment, transfer, sale, exchange, or other disposition of the Membership Interest of a Member shall be made if such disposition would, in the opinion of the Members, violate the provisions of federal or state securities laws or violate the terms of (or result in a default or acceleration under) any law, rule, regulation, agreement, or commitment binding on the Company.

Section 5.02. Right of First Refusal.

(a) A Member (the “selling Member’) may not sell or assign such Member’s Membership Interest without first offering to sell or assign all, and not less than all, of such Member’s Membership Interest to all of the other Members. The selling Member shall notify all Members in writing of his intent to sell or assign such Member’s interest and the price and terms thereof. Thereafter, all Members or any of them shall have thirty (30) days from the date of receipt of such notice to notify the selling Member of their desire to purchase such Membership Interest at the price and on the terms and conditions set forth in the Member’s offer. If more than one Member accepts such offer, the Membership Interest shall be apportioned among the Members so accepting in proportion to their respective Percentage of Membership Interests in the Company or in such other proportion upon which they mutually agree.

(b) In the event none of the other Members notify the selling Member in writing that they intend to exercise their right to purchase such interest, the selling Member shall be free to seek a “bona fide offer” (as hereinafter defined) to purchase such Membership Interest from third parties. Upon receipt of a bona fide offer to purchase on terms more favorable or at a lower price than offered to the other Members, the selling Member shall offer in writing to sell and assign such Membership Interest to the other Members upon the terms and conditions set forth in the bona fide offer, with a complete copy of the bona fide offer attached. The other Members or any of them shall have fifteen (15) days from receipt of written notice of such bona fide offer within which to notify the selling Member of their intent to exercise their right of first refusal to purchase such Membership Interest upon the terms and conditions of the offer. If more than one Member accepts such offer, the Membership Interest shall be apportioned among the Members so accepting according to Section 5.02(a) hereof. For purposes of this Section, a “bona fide offer’ shall mean and constitute an offer in writing from an outside purchaser (i.e. a person who is not directly or indirectly related to or affiliated with the selling Member and who is financially capable of carrying out the terms of the offer) which (i) sets forth all relevant terms and conditions of the purchase, (ii) is to be accompanied by a good faith deposit equal to five percent (5%) of the proposed consideration to be paid for the Membership Interest, (iii) is in a form legally enforceable against the outside purchaser, and (iv) the consideration to be paid for the Membership Interest must be cash only, payable at settlement or on a deferred basis

(c) In the event no Member exercises the right to purchase under Section 5.02(b) within the fifteen (15) day period, the selling Member may sell and assign such Membership Interest to the prospective purchaser but only in accordance with the terms of the bona fide offer. The prospective purchaser shall only receive an economic interest in the Company and shall not be admitted as a substitute Member unless all the requirements of Section 5.03 have been satisfied.

5.03 Substituted Member.

(a) An assignee or successor to all or any portion of a Membership Interest of a Member shall become a Substituted Member in place of his assignor only upon satisfaction of the following conditions:

(i) Except as otherwise provided in Section 5.03(d) below, all of the non-assigning Members consent to the admission of the assignee as a Substituted Member;

(ii) The assignor and assignee file a Notice or other evidence of transfer and such other information reasonably required by each of the Members, including, without limitation, names, social security numbers or employer identification numbers, addresses, and telephone numbers of the assignor and assignee;

(iii) The assignee agrees to be bound by the terms and conditions of the certificate and this Agreement and executes such other documents as may be reasonably requested by the Members including, without limitation, all documents necessary to comply with applicable tax and/or securities rules and regulations; and

(iv) The assignor or assignee pays all costs and fees incurred or charged by the Company to effect the transfer and substitution, including without limitation, counsel fees in connection with any opinion the Members may determine to be prudent to obtain in connection with such transfer and substitution.

(b) If an assignee of a Member does not become a Substituted Member pursuant to this Section 8.03, the assignee shall not have the rights to require any information on account of the Company’s business, to inspect the Company’s books, to participate in the management or operation of the Company, or to vote or otherwise take part in the affairs of the Company.

(c) Unless named in this Agreement, or unless admitted to the Company as above provided in this Article V, no person shall be considered a Member, and the Company, each Member, and other Persons having business with the Company need only deal with Members so named or so admitted and shall not be required to deal with any other Person by reason of an assignment by a Member or by reason of the death of a Member, except as otherwise provided in this Agreement In the absence of substitution of a Member for an assigning or deceased Member, any payment to a Member or to the successors, assignees, executors, administrators, or personal representatives of a Member shall acquit the Company of all liability to any other Persons who may be interested in such payment by reason of an assignment by such Member, by reason of the dissolution or death of such Member, or otherwise.

(d) Notwithstanding anything to the contrary in this Agreement, (i) the assignees of a Member as a result of such Member’s death or total disability shall automatically become Substituted Members of the Company and shall, in the aggregate, be entitled to only one (1) vote on all Company matters.

5.04 Rights of Assignee of Economic Interest.

(a) An assignee of an economic interest shall be entitled to receive, to the extent assigned, only distributions to which the assignor otherwise would be entitled while such assignment remains in effect. Such assignee, however, will be responsible for all obligations, including, without limitation, the obligation to make additional capital Contributions upon a call pursuant to Section 4.02 herein. An assignee of an economic interest shall not be entitled to participate in the management or affairs of the Company or to be admitted as a Member or exercise any rights of a Member unless admitted as a Substitute Member.

(b) Except as otherwise expressly provided herein or by applicable law, no assignment of an economic interest shall be effective for any purpose nor shall the Company be obligated in any manner to an assignee of an interest until the Company has received notice of such assignment.

(c) Whether or not admitted as a Substitute Member, each assignee of an economic interest shall be fully bound by all limitations set forth in this Article V with respect to any further assignment.

5.05 Resignation of Member. A Member may resign upon not less than three (3) months prior written notice to each Member at this address on the books of the Company. Except as otherwise provided in this Article V, upon resignation, any resigning Member is entitled to receive within a reasonable time after resignation the fair value of his Membership Interest as of the date of resignation.

ARTICLE VI

MEMBERSHIP MEETINGS

Section 6.01. Location.

Meetings of Members shall be held at a place to be mutually determined by the Members.

Section 6.02. Regular Annual Meetings.

A regular meeting of Members shall be held annually at a time and place to be determined by the Members for the purpose of transacting any proper business, including the election of Directors that may come before the meeting. If the day fixed for the regular meeting falls on a legal holiday, the meeting shall be held at the same time and place on the next day.

Section 6.03. Special Meetings.

Special meetings of Members for any lawful purpose may be called by the Board of Directors, the President, VP of Operations, or by a majority of the Members.

Section 6.04. Time for Notice of Meetings.

Whenever Members are required or permitted to take action at a meeting, a written notice of the meeting shall be given not less than ten (10) nor more than ninety (90) days before the date of the meeting to each Member who is entitled to vote on the record date for notice of the meeting. In the case of a specially called meeting of Members, within twenty (20) days after receipt of a written request, the Secretary shall cause notice to be given to the Members entitled to vote that a meeting will be held at a time fixed by the Board of Directors not less than thirty-five (35) nor more than ninety (90) days after receipt of the request.

Section 6.05. Method of Giving Notice.

Notice shall be given by any method reasonably calculated to provide actual notice for this action, including mail, courier, electronic communication and/or other electronic delivery. Any notice given by mail must be given by first-class or registered mail sent to the last known address of the Member included on the books of the Company or provided by the Member. If no address appears or is given, notice shall be given at the principal office of the Company. Any notice given by electronic mail or other electronic delivery must be sent to the last known electronic address of the Member included on the books of the Company or provided by the Member.

Section 6.06. Record Date for Notice.

The record date for determining the Members entitled to notice of any meeting of Members is thirty (30) days before the date of the meeting.

Section 6.07. Contents of Notice.

The notice shall state the place, date, and time of the meeting. The notice of a regular meeting shall state any matters that the Board of Directors, at the time of giving notice, intends to present for action by the Members. The notice of a special meeting shall state the general nature of the business to be transacted. The notice of any meeting at which Directors are to be elected shall include the names of all nominees at the time of giving notice.

Section 6.08. Waivers, Consents and Approvals.

The transactions of a meeting, whether or not validly called and noticed, are valid if a quorum is present and each of the absent Members who are entitled to vote, either before or after the meeting, sign a written waiver of notice, a consent to the holding of the meeting, or an approval of the minutes of the meeting. All waivers, consents, and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. A Member’s attendance at a meeting shall constitute a waiver of notice of the meeting, unless the Member objects at the beginning of the meeting. However, attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice but not included, if an objection is made at the meeting.

Section 6.09. Loss of Quorum at Meeting.

The Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if the action taken, other than adjournment, is approved by at least a majority of the Members required to constitute a quorum.

Section 6.10. Adjoumment for Lack of Quorum.

In the absence of a quorum, any meeting of Members may be adjoumed by the vote of a majority of the votes represented in person, but no other business may be transacted except as provided in Section 6.10 of these Bylaws.

Section 6.11. Adjourned Meetings.

The Company may transact any business at an adjourned meeting that could have been transacted at the original meeting. When a meeting is adjoumed to another time or place, no notice is required if the time and place are announced at the original meeting. If the adjournment is for more than forty-five (45) days or if a new record date is fixed, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

Section 6.12. Voting of Members.

a. Each Member of the Company is entitled to one (1) vote on each matter submitted to a vote of the Members voting.

b. The record date for determining the Members entitled to vote at a meeting or cast written or digital electronic ballots is thirty (30) days before the date of the meeting or the day on which the first ballot is mailed or solicited.

ARTlCLE VII

DIRECTORS

Section 7.01. Management of the Company

The affairs of the Company shall be managed by a Board of Directors with the consent and approval of the Members. The Board of Directors may delegate the day-to-day management of the Company to an Officer, a Manager, or a Management Company pursuant to a resolution of the Board of Directors with prior approval of the Members.

Section 7.02. Number of Directors.

The Company shall have, at a minimum, three (3) and no more than seven (7) Directors who serve on its Board of Directors.

Section 7.03. Qualifications of Director.

The Board of Directors of the Company must be competent to provide management of the Company.

Section 7.04. Nomination and Election of Board of Directors.

A member of the Board of Directors of the Company shall be nominated by the Member(s). The initial Directors shall be Dr. Rosemary Mazanet (Chair), Michael Abbott, Nicholas Vita, Laird Bunch and Adam Goers. At all other times, the Board of Directors shall be elected at the annual meetings of the Members. A Member need not be physically present to vote for a Director and may appear and vote by telephone, or other electronic method.

Section 7.05. Terms of Office of Board of Directors.

Effective with the execution of these Bylaws, the terms of service of the Directors shall be one (1)year.

Section 7.06. Compensation of Board of Directors.

The Board of Directors shall serve with compensation as may be determined from time to time by a unanimous vote of the Members in its sole discretion. Directors may be paid in advance or reimbursed by the Company for their actual and reasonable expenses incurred in the performance of their duties as Directors of the Company.

Section 7.07. Call of Meetings.

Meetings of the Board of Directors may be called by the President, VP of Operations, the Secretary, or any Director.

Section 7.08. Place of Meetings.

Meetings of the Board of Directors may be held at any place designated in the notice of the meeting, or, if not stated in a notice, by resolution of the Board.

Section 7.09. Presence at Meetings.

Directors may participate at Regular or Special meetings of the Board through the use of conference telephone or other communications equipment, as long as all participating Directors can hear one another. Participation by communications equipment constitutes presence at the meeting.

Section 7.10. Regular Meetings.

Regular meetings of the Board of Directors shall be held, without call or notice, at the principal office of the Company immediately following the annual meeting of Members, as set forth in these Bylaws.

Section 7.11. Special Meetings and Notice.

Special meetings shall be held on Fifteen (15) days’ notice by first-class mail or Ten (10) days’ notice if delivered personally, electronically, or by telephone or telegraph. Notice of regular or special meetings need not be given to any Director who signs a waiver of notice, a written consent to holding the meeting, or an approval of the minutes (either before or after the meeting), or who attends the meeting without protesting prior thereto or at its commencement, the lack of notice to that Director. All waivers, consents, and approvals shall be filed with the corporate records or made a part of the minutes of the meetings.

Section 7.12. Quorum at Meetings.

A quorum of the board for purposes of transacting business at any Meeting, which business does not require a Super Majority vote, shall be the Majority of the Board of Directors.

Section 7.13. Acts of Board at Meetings.

a. Acts on regular matters: For all actions, resolutions, and other votes not requiring a Super Majority vote, the action shall be deemed taken and/or approved by a Majority vote of the Directors present at a Board meeting for which a quorum is present at the outset so long as the vote has also been approved by a majority of the Members.

b. Acts on matters which require a Super Majority vote: For any action of the Board of Directors that is required to be taken by a Super Majority vote, the vote, in order to be in effect, shall require at least eighty percent (80%) of all Directors then serving, unrelated to quorum or presence at the meeting, and shall require the unanimous vote of the Members. Acts on matters which require a Super Majority vote are set forth in these Bylaws.

Section 7.14. Adjournment of Meetings.

A majority of the Board of Directors present, whether or not a quorum is present, may adjourn to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of the adjournment shall be given prior to the time of the adjourned meeting to any Board of Director who were not present at the time of adjournment.

Section 7.15. Action without Meeting.

Any action required or permitted to be taken by the Board of Directors may be taken without a meeting, if all Board of Directors individually or collectively consent in writing to the action. The consents shall be filed with the minutes of the proceedings of the Board. Action by written consent has the same force and effect as a unanimous vote of the Board of Directors.

Section 7.16. Executive Committees.

a. The Board of Directors may create one or more committees to serve at its pleasure by resolution adopted by a Super-Majority of the number of Board of Directors then in office when a quorum is present Each Committee shall consist of two (2) or more Directors appointed by a Super-Majority vote of the Board of Directors then in office.

b. Any Executive Committee, to the extent provided in the resolution of the Board, shall have all the Authority of the Board, except with respect to the following actions:

1. The approval of any action for which the Approval of the Members or a majority of all Members is required by law;

2. The filling of vacancies on the Board or in any committee that has the Authority of the Board;

3. The fixing of compensation of the Directors for serving on the Board or on any committee;

4. The amendment or repeal of Bylaws or the adoption of new Bylaws;

5. The amendment or repeal of any resolution of the Board which by its express terms are not amendable or repealable;

6. The appointment of committees of the Board or the Members of such committees; and

7. The expenditure of corporate funds to support a nominee for Director.

8. The expenditure of corporate funds.

Section 7.17. Resignation and Replacement of Directors.

Director Resignation and Replacement

Any Director may resign effective upon written notice to the President, the Secretary, or the Board of Directors, unless the notice specifies a later time for the effectiveness of the resignation. If a resignation is effective at a future time, a successor may be elected to take office when the resignation becomes effective.

The resigning Director shall nominate at least one (1) and may nominate up to three (3) persons to replace the resigning Director who will serve as the replacement Board of Director for the remainder of the resigning Board Member’s term. The remaining Board of Directors will vote on the nominees. If there is a tie vote then a run-off vote between the top two vote getters is to take place immediately thereafter.

Section 7.18. Removal of Directors and Vacancies on the Board.

A Board of Director may be removed for “Cause” as defined in the Definitions section of these Bylaws by a Super-Majority vote of the other Board of Directors.

If a Director has been arrested or is the subject of an on-going formal criminal investigation for a felony which has a substantial likelihood to lead to an arrest or criminal action by a state or federal government, the nature of which could be reasonably deemed harmful to the Company’s business, reputation and/or image, then such Director shall be suspended from participating in Board of Director actions pending the satisfactory resolution of the matter at hand, as determined by a Super Majority vote of the other Board of Directors. Upon such arrest or criminal investigation, such Director shall either (a) remain on the Board of Directors and may attend Board meetings but shall be recused from voting on any Board of Director matters, or (b) shall resign from the Board of Directors in which case the other Board of Directors shall fill the vacancy pursuant to the procedure set forth in Section 7.21 herein.

Section 7.19. Cause of Vacancies on Board.

Vacancies on the Board of Directors shall exist on the death, resignation, termination of Membership, removal of a Director; repeated failure of any Director to act in a competent manner, whenever the authorized number of Directors is increased; whenever the Board declares an office vacant pursuant to these Bylaws; and on the failure of the Members to elect the full number of Directors authorized.

Section 7.20. Declaration of Vacancies.

The Board of Directors may declare vacant the office of any Director whose eligibility for election has ceased, is deceased, deemed incapacitated by a court of oompetent jurisdiction, or who has been declared of unsound mind by a final order of court.

Section 7.21. Filling Vacancies on Board.

A vacancy created by death or incapacitation of a Board of Director shall be filled pursuant to these Bylaws as follows:

1. If by Death or Incapacitation of a Board Member. Upon appointment of a person to the Board of Directors, the Director shall provide the Secretary of the Company with the names of up to three (3) persons who shall be the candidates for replacement for the Director to the Board of Directors in the event t that said Director is unable to serve as a result of death or incapacitation. The list of the names of the up-to-three nominees may be amended at any time prior to the death or incapacitation of the Director. In the event of the death of a Director, the board seat held by such Director shall be filled by a super-majority vote of the Board from one of the up-to-three (3) nominees previously submitted. If there is no s~per-majority vote then by the greater number of the Diredors voting.

2. If by removal for “Cause” or by Court Order of a Director. Upon appointment of a person to the Board of Directors, the Director shall provide the Secretary of the Company with the names of up to three (3) persons who shall be the candidates for replacement for the Director to the Board of Directors in the event that said Director is removed for “Cause”. The list of the names of the up-to-three nominees may be amended at any time prior to a written Notice of Investigation given to the affected Board Member. In the event of removal for “cause” of a Director, the Board seat held by such Board Member shall be filled by a Super-Majority vote of the Directors from one of the up-to-three (3) nominees previously submitted. If there is no Super-Majority vote then by the greater number of the Directors voting.

ARTICLE VIII

OFFICERS

Section 8.01. Titles of Officers of the Company.

The Officers of the Company shall be a President, VP of Operations, VP of Cultivation, VP of Quality Control, VP of Business Development, VP of Treasury, Secretary, Chief Financial Officer, and any other officers with such titles and duties as detennined by the Board of Directors and as may be necessary to enable it to sign instruments. The President shall also be the Chief Executive Officer of the Company.

Section 8.02. Appointment and Resignation.

The Officers shall be chosen by a Super-Majority vote of the Board of Directors and serve at the pleasure of the Board of Directors, subject to the rights, if any, of an Officer under any contract of employment Any Officer may resign at any time on written notice to the Company without prejudice to the rights, if any, of the Company under any contract to which the officer is a party. An Officer shall be entitled to compensation in an amount to be determined by a super-majority vote of the Board of Directors. The initial Officers shall be:

President/Chief Executive Officer/Secretary: Nicholas Vita

VP Operations/Chief Financial Officer: Robert Mayerson

VP of Security: George Agganis

VP of Cultivation: Kyle Cassidy

VP of Quality Control: Shaun Ben-Ari

VP Business Development: Jon Gilbert

VP of Treasury: Jill Enders, CPA

Section 8.03. Duties and Responsibilities of Officers of the Company.

PRESIDENT

The President is the Chief Executive Officer (CEO) of the Company and has (1) general supervision, direction, and control over the business and officers of the Company, (2) general powers and duties of management usually vested in the office of the president of a Company, and (3) other powers and duties prescribed by the Board of Directors or the bylaws. Within the authority and in the course of his or her duties, he or she generally:

(1) presides at all meetings of the Members and the Board, and is a Member of all Board Committees;

(2) signs, with the Secretary or the Chief Financial Officer, any documents of the Company;

(3) signs corporate instruments on behalf of the Company;

(4) is subject to direction from the Board, appoints and removes, employs, and discharges, and prescribes the duties and fixes the compensation of all agents and employees of the Company other than the Officers (although these functions may be delegated by the President or the Board to specified persons in the various levels of management); and

VP of Operations

The VP of Operations, in the absence or disability of the President, performs all the duties of the President and has all the powers of, and is subject to all the restrictions on, the President The VP of Operations has other powers and performs other duties as may be prescribed by the voting Board of Directors.

VP of Security

The VP of Security is responsible for the development and implementation of the security plans of the Company’s Compassion Center, including the engagement of security service providers, oversight of the training of all staff on security matters, and compliance with applicable security related laws, rules and regulations.

VP of Cultivation

The VP of Cultivation is responsible for the development and implementation of the cultivation plans of the Company’s Compassion Center, including updating the plan when necessary, oversight of the training of all cultivation staff, and compliance with applicable cultivation related laws, rules and regulations.

VP of Quality Control

The VP of Quality Control is responsible for the development and implementation of the extraction and testing plans of the Company’s Compassion Center, including updating the plans when necessary, oversight of the training of all inventory, processing and laboratory staff, and compliance with applicable processing and product testing related laws, rules and regulations.

VP of Business Development

The VP of Business Development is responsible for the identification and pursuit of business development opportunities, including new technologies, new equipment and new methodologies which could yield greater efficiencies and scales of economy.

VP of Treasury

The VP of Treasury is responsible for the development and implementation of the· banking and accounting plans of the Company’s Compassion Center, including updating the plans when necessary, selection of banking partnerships and auditors, and compliance with applicable accounting related laws, rules and regulations. This position is responsible for the accounting, financial reporting, payroll and payables, insurance, tax and audit functions.

SECRETARY

The Secretary has the following duties and responsibilities:

(1) retains custody of the company seal and affixes it in appropriate cases to all Company documents;

(2) retains custody of the records of the Company and sees to it that the books, reports, statements, certificates, and all other documents and records required by law are properly kept and filed;

(3) ensures that all notices are given in accordance with the provisions of the bylaws or as required by the Ad. (in the Secretary’s absence, disability, or neglect or refusal to act, notice may be given and served or caused to be served by the President, the VP of Operations, or the Board);

(4) acts as Secretary at all Membership and Board meetings and records, or causes to be recorded. all actions taken at the meetings in the minute book (in case of the Secretary’s absence, disability, or neglect or refusal to act, this duty may be perfonned by any other person as may be appointed by the person presiding at the meeting);

(5) keeps written minutes of the proceedings of the Members, Board, and Board Committees in a book to be kept for that purpose at the principal executive office of the Company;

(6) retains the original or a copy of the certificate of formation of the Company, certified by the Seaetary of State, with all amendments to date in the minute book;

(7) keeps at the Company’s principal executive office the original or a copy of the bylaws as amended to date, which must be open to inspection by the Members at all reasonable times during office hours;

(8) retains at the Company’s principal executive office a record of the Company’s Members showing the names and addresses of all Members;

(9) certifies as a true copy a copy of the bylaws of the Company, or of the minutes of any meeting of the incorporators, Members, Directors, Board Committee, or other body, or of any resolution adopted by the Board, Board Committee, or the Members when requested to do so by the Board, any Director individually, Board Committee, the President, or other officer of the Company (or when so required by law);

(10) signs, with the President and VP of Operations; or by either the President or VP of Operations along with the Chief Financial Officer, any documents pertaining to the Company;

(11) facilitates inspection rights;

(12) acts as the Custodian of Records for the Company in response to a Subpoena Request for Production of Records for the Company; and

(13) perfonns any and all other functions and duties that may be specified in the bylaws and, in general, perfonns all the duties incident to the office of Seaetary and other duties as may be assigned by the Board.

CHIEF FINANCIAL OFFICER

The Chief Financial Officer generally has the following duties and responsibilities:

(1) oversees all funds and securities of the Company, and deposits funds in the name of the Company;

(2) receives and gives receipts for monies due and payable to the Company;

(3) disburses or causes to be disbursed the Company’s funds as directed by the Board, taking proper vouchers for all disbursements;

(4) keeps and maintains adequate and accurate books and records of account either in written form or in any other form capable of being converted into written form;

(5) renders to the President and Directors, upon request, an account of all transactions and the financial oondition of the Company;

(6) prepares or causes to be prepared the annual financial report of the Company;

(7) provides the inspection rights of Members and Directors related to accounting and financial records;

(8) signs, with the President and VP of Operations; or either the President or VP of Operations and the Seaetary any documents of the Company;

(9) gives to the Company, if required by the Board or the President, a bond in a sum satisfactory to the Board, for the faithful performance of the duties as Chief Financial Officer and for the restoration to the Company Qn the event of the Chief Financial Officer’s death, resignation, retirement, or removal from office) of all books, papers, vouchers, money, and other property of whatever kind in her or his possession or under her or his control belonging to the Company. The cost for any such Bond to be an expense of the Company; and

(10) performs any and all other functions and duties required of the Chief Financial Officer as may be specified in the bylaws and, in general, perfonns all the duties related to the office of Chief Financial Officer and any other duties assigned by the Board.

Section 8.05 Decisions Requiring Majority Approval of the Board.

No Officer or other Person has the authority to do any of the following without the prior approval or concurrence of a Majority Vote of the Board:

A. Purchase, construct, or otherwise acquire real property or any capital asset with a value of greater than $2,500.00;

B. Take any other action.

Section 8.06. Decisions Requiring Super Majority Approval of the Board.

No Officer or other Person has the authority to do any of the following without the prior approval or concurrence of a Super Majority Vote of the Board:

A.	Make any change to any Member, Board Seat, Directorship, Officer position pursuant to these Bylaws;

B.	Vote for any Officer position;

C.	Sell, exchange, or otherwise dispose of any real property or substantially any of the assets of the Company, in excess of $2,500.00;

D.	Borrow money in behalf of the Company, and in connection therewith, grant a mortgage, security interest, loan, or other encumbrance on any of the Company’s assets;

E.	Pay any commissions, fees, or other compensation for services to any Officer, Director, Committee Member, or General Manager except as expressly permitted under the terms of these Bylaws;

F.	Lend any funds of the Company to or guaranty the obligations of any Director;

G.	File a petition in Bankruptcy on behalf of the Company; or

H.	Increase, reduce, or redistribute the number of seats on the Board as set forth in these Bylaws;

I.	Make any decision regarding charitable giving for the benefit of the Company;

J.	Enter into any Management Agreement for the management of the Company;

K.	Modify these Bylaws in any respect;

L.	Modify or Breach any existing Management Service Agreement;

M.	Take any other action that requires a Super Majority Vote of the Board under these Bylaws.

Section 8.07. Decisions Requiring Unanimous Approval of the Board.

No Officer or other Person has the authority to do any of the following without the prior approval or concurrence of a unanimous Vote of the Board:

A. Take any other action that requires a unanimous Vote of the Board under these Bylaws.

AR11CLE IX

COMPANY RECORDS AND REPORTS

Section 9.01. Fiscal Year and Required Records.

The Fiscal Year of the Company shall be the calendar year or such other 12 month period determined by the Board of Directors. The Company shall keep adequate and oorrect books and records of account and minutes of the proceedings of its Members, Board of Directors, and committees of the Board. It shall also keep a record of the Members, induding the names, addresses of each Member. The books, records and minutes shall be kept either in written fonn or in any otherfonn capable of being converted into written form.

Section 9.02. Annual Report.

a. The Board of Directors shall promptly cause the most recent annual report to be sent to a Member on written request The annual report shall be prepared no later than one hundred twenty (120) days after the close of the Company’s fiscal year. The annual report and any accompanying material may be sent by electronic transmission.

b. The annual report shall contain in appropriate detail all of the following: (1) a balance sheet as of the end of the fiscal year, an income statement, and a statement of changes in financial position for the fiscal year; (2) a statement of the place where the names and addresses of the current Members are located; and (3) the statement required by Section 9.03 of these Bylaws.

c. The annual report shall be accompanied by any pertinent report by independent accountants, or, if there is no such report, by the certificate of an authorized officer of the Company that the statements were prepared without audit from the books and records of the Company.

Section 9.03. Annual Statement of Transactions and Indemnifications.

In addition to the annual report the Company shall fumish annually to its Members and Directors a statement of the transactions or indemnifications to interested persons. A covered transaction of an interested person shall be as defined pursuant to state law, or as may be amended therein.

Section 9.04. Reports to the State Department of Health and Human Services

In addition to the internal Company reports described in the preceding sections, the Company will submit to the State of Delaware Department of Health and Social Services the following reports as specified in the Medical Marijuana Act and the accompanying Medical Marijuana Code:

(1)

A Usage Report which must be electronically submitted to the Department of Health and Social Service on the 15th day (or next business day after the 15th day) of each month in an Excel format, which will provide detail on the purchasing of all approved products. It must additionally include the six-digit department and organization code.

(2)

A Retail Sales and Inventory Status Report must be submitted either monthly or quarterly, but must be submitted timely to allow the Office of Medical Marijuana staff to closely monitor compliance with the Delaware Medical Marijuana Program rules and regulations.

(3) An Impaneled Patients’ Usage Report must be submitted in accordance with the Company’s contractual requirements. The report must include patients at all income levels as well as patients who paid on a sliding fee or reduced fee scale.

ARTICLE X

INSPECTION RIGHTS

Section 10.01. Certificate and Bylaws.

The Company shall keep at its principal administrative office the original or a copy of its Certificate of Formation and Bylaws as amended to date, which shall be open to inspection by the Members at all reasonable times during office hours.

Section 10.02. Books and Records.

The accounting books and records and minutes of proceedings of the Members, the Board of Directors, and committees of the Board shall be open to inspection on the written demand of any Member at any reasonable time, for a purpose reasonably related to that person’s interests as a Member. Every Director has the absolute right at any reasonable time to inspect all books, records, and documents of every kind, and to inspect the physical properties of the Company

ARTICLE XI

DISTRIBUTIONS PRIOR TO WINDING UP

Section 11.01. Distribution of Net Cash Flow.

No part of the Net Cash Flow of the Company shall inure to the benefit or be distributable to any Director, Officer, Member, or other private person, except that the Company shall be authorized and empowered to pay reasonable compensation for services rendered and to make payments and distributions in furtherance of the purposes set forth in the Certificate of Formation and these Bylaws. Prior to the dissolution and commencement of winding up of the Company, the Net Cash Flow will be reasonably determined and distributed from time to time by the Board in the following order and priority:

A. First, to the payment of all outstanding liabilities of the Company;

B. Second, to the payment of reimbursements or any other debts owing to any Director or Officer, in proportion to the total amount owing to each; and

C. Third, if any sum(s) remain after payment pursuant to 11.01 (A) and (B), the remainder shall be held in a reserve account of the Company or as otherwise determined by the Chief Financial Officer of the Company and in furtherance of the not-for-profit purpose of Company.

Section 11.02. Distributions in Liquidation.

After the dissolution and commencement of winding up of the Company, all Net Cash Flow (and all other proceeds of liquidation) are governed by Section 13.2 hereof.

ARTICLE XII

DISSOLUTION

Section 12.01. Dissolution.

The Company is dissolved upon the first to occur of any of the following events:

A. A Super-Majority Vote by the Board; and/or

B. The entry of a decree of dissolution under the Act; and/or

C. The latest date for the dissolution of the Company under its Articles, as amended; and/or

D. The sale or other disposition of all or substantially all of the Company’s assets and properties and the collection of all notes received in connection with such sale or other disposition.

Section 12.02 Liquidation and Winding Up.

After termination of the Company, the Board will proceed to liquidate the Company’s assets and properties, discharge the Company’s obligations, and wind up the Company’s business and affairs as promptly as is consistent with obtaining the fair value thereof. The proceeds of liquidation of the Company’s assets, to the extent sufficient therefore, will be applied and distributed as follows:

A. First, to the payment and discharge of all of the Company’s debts and liabilities;

B. Second, to the payment of reimbursements or any other debts owing to a Director and/or Officer, in proportion to the total amount owing to each; and

C. Third, to the Members in equal shares in proportion to their Capital Contributions.

D. Fourth, any remaining proceeds shall be distributed to an organization which has a similar non-profit purpose as the Company as selected by the Board.

Section 12.03 Filing of Articles of Dissolution.

Articles of Dissolution. When all of the remaining property and assets have been applied and distributed in accordance with these Bylaws, the Board will cause Articles of Dissolution to be executed and filed with the office of the Secretary of State in the State of Delaware in accordance with the Act and the Board shall provide each Member with a statement setting forth the manner in which the assets of the Company, if any, were liquidated and distributed.

ARTICLE XIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 13.01 Indemnification of Directors.

A. The Company hereby indemnifies any and all of the Directors or former Directors of the Company, their personal representatives and heirs, against expenses incurred by them or judgments or penalties rendered or levied against any such person in a legal action (whether civil, criminal, administrative, or other) brought against the person for actions or omissions alleged to have been committed by the person while acting within the scope of employment as a Director of the Company (including any claims relating to medical marijuana), provided that in all cases the Board determines in good faith that the person did not act, fail to act, or refuse to act willfully or with gross negligence or with fraudulent or criminal intent with regard to the matter involved in the action; if the person is both a Director and Officer, the person is entitled to indemnity as a matter of right only if the alleged actions or omissions pertain to the position as a Director or as both Director and an Officer, but if as an Officer alone, then the person is entitled to indemnity only if the Board so determines by a Majority Vote. The term “expenses,” as used herein, includes all obligations incurred by the person for the payment of money, including, without limitation, legal fees and amounts paid in settlement of any action.

B. A judgment or conviction (whether based on a plea of guilty, or nolo contendere or its equivalent, or after trial) is not conclusive as to whether the person against whom judgment is rendered acted, or failed to act, or refused to act willfully or with gross negligence or with fraudulent or criminal intent with respect to the matter involved in the action. Any determination with respect to indemnity will be made by resolution adopted by a majority and quorum of the Board, excluding from the majority and quorum any Directors who have incurred expense, judgments, or penalties in connection with the action. The right of indemnification provided in these Bylaws is not exclusive of any other right which the Directors of the Company, and the other persons above mentioned, may have or hereafter acquire, and the right is in all cases subject to the requirements and provisions of applicable law.

Section 13.02 Indemnification of Officers.

A. The Board may, in its sole discretion and by Majority Vote, determine to indemnify any and all of the Officers and employees or former Officers and employees of the Company, their personal representatives and heirs, against expenses incurred by them or judgments or penalties rendered or levied against any such person in a legal action (whether civil, criminal, administrative, or other) brought against the person for actions or omissions alleged to have been committed by the person while acting within the scope of employment as an Officer or employee of the Company (including any claims relating to medical marijuana), provided that in all cases the Board determines in good faith that the person did not act, fail to act, or refuse to act willfully or with gross negligence or with fraudulent or criminal intent with regard to the matter involved in the action; if the person is both a Director and Officer, the person is entitled to indemnity as a matter of right only if the alleged actions or omissions pertain to the position as a Director or as both Director and an Officer, but if as an Officer alone, then the person is entitled to indemnity only if the Board so determines. The term ‘‘expenses,” as used herein, includes all obligations incurred by the person for the payment of money, including, without limitation, legal fees and amounts paid in settlement of any action.

B. A judgment or conviction (whether based on a plea of guilty, or nolo contendere or its equivalent, or after trial) is not conclusive as to whether the person against whom judgment is rendered acted, or failed to act, or refused to act willfully or with gross negligence or with fraudulent or criminal intent with respect to the matter involved in the action. Any determination with respect to indemnity is made by resolution adopted by a majority and quorum of the Board, excluding from the majority and quorum any Directors who have incurred expense, judgments, or penalties in connection with the action. The right of indemnification provided in these Bylaws is not exclusive of any other right which the Officers and employees of the Company, and the other persons above mentioned, may have or hereafter acquire, and the right is in all cases subject to the requirements and provisions of applicable law.

ARTICLE XIV

BYLAW CHANGES

Section 14.01 Bylaw Changes by the Members.

Only the Members may, upon a unanimous vote, adopt, amend, or repeal these Bylaws to further the purpose of the Company. The Members will submit a verbatim statement of any proposed amendment with a recommendation as to the proposed amendment. The Members must call a meeting to vote on any proposed amendment and to transact any other business that the Members may deem appropriate as set forth in these Bylaws. A proposed amendment is adopted and effective as an amendment hereto if it receives the consent of a unanimous vote of the Members.

ARTICLE XV

MISCELLANEOUS PROVISIONS

Section 15.01 Exhibits; Entire Bylaws.

All Exhibits attached to these Bylaws are hereby incorporated by reference into, and made a part of, these Bylaws. These Bylaws, together with the Exhibits attached hereto, contain the entire Bylaws and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous Bylaws, understandings, inducements, and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

Section 15.02 Headings.

The headings in these Bylaws are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of these Bylaws or any provision hereof.

Section 15.03 Severability.

If any provision of these Bylaws or the application thereof to any Person, Company, or any other Unincorporated Entity, or circumstance is invalid, illegal, or unenforceable to any extent, the remainder of these Bylaws and the application thereof is not affected and are enforceable to the fullest extent permitted by law.

Section 15.04 Creditors and Other Third Parties.

These Bylaws are intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to any other Persons whatsoever. None of the provisions of these Bylaws are for the benefit of or enforceable by any creditors of the Company or by other third parties.

Section 15.05 Indulgences, Not Waivers.

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power, or privilege under these Bylaws operates as a waiver thereof, nor does any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor does any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver is effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 15.06 Execution in Counterparts.

These Bylaws may be executed in any number of counterparts, each of which is deemed to be an original as against any party whose signature appears thereon, and all of which together constitute one and the same instrument. These Bylaws become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all of the parties reflected hereon as the signatories. Any photographic or xerographic copy of these Bylaws, with all signatures reproduced on one or more sets of signature pages, is considered for all purposes as if it were an executed counterpart of these Bylaws. Signatures may be given by facsimile or other electronic transmission, and such signatures are fully binding on the party sending the same.

Section 15.07 Duty to Arbitrate Dispute Resolution.

Agreement to Arbitrate. To allow for speedy and cost efficient dispute resolution, Member agrees that any controversy or claim, including, but not limited to, errors and omissions arising out of, or relating to, this Agreement or the formation or breach of this Agreement, will be settled by a confidential arbitration subject to a protective order to maintain confidentiality using the rules of the American Arbitration Association with an arbitrator selected in accordance with such rules, with the venue for any such Arbitration being the City of Wilmington, in the State of Delaware. The laws of the State of Delaware shall govern this Agreement and performance hereunder. Judgment on the award rendered by the single arbitrator may be entered in any court having jurisdiction thereof. The arbitration judgment will be final and binding upon the Parties and may be entered in any court having competent jurisdiction. Each of the Parties, including its individual members, irrevocably submits to the jurisdiction of such binding confidential arbitration for the purpose of any such dispute, controversy or claim. The prevailing Party is entitled to recover its reasonable attorneys’ fees and costs associated with that dispute.

Section 15.08 Term of Agreement.

Notwithstanding any provision to the contrary herein and unless expressly renewed in a signed writing by all the Members, this Agreement shall terminate upon the expiration of sixty (60) days from the date the Company is granted licensure, registration, or permitting by the State of Delaware pursuant to the Delaware Medical Marijuana Act (16 Del. C. Ch. §§4901A, et seq.) and the State of Delaware Medical Marijuana Code and any other rules, regulations, or amendments to such laws promulgated thereunder. In the event this Agreement is not renewed prior to the date of termination indicated above, the Members shall reasonably negotiate in good faith a replacement operating agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

Signed:

Nicholas Vita, Member

Michael J. Abbott, Member

Robert K. Mayerson, Member

Agreement to Arbitrate. To allow for speedy and cost efficient dispute resolution, Member agrees that any controversy or claim, including, but not limited to, errors and omissions arising out of, or relating to, this Agreement or the formation or breach of this Agreement, will be settled by a confidential arbitration subject to a protective order to maintain confidentiality using the rules of the American Arbitration Association with an arbitrator selected in accordance with such rules, with the venue for any such Arbitration being the City of Wilmington, in the State of Delaware. The laws of the State of Delaware shall govern this Agreement and performance hereunder. Judgment on the award rendered by the single arbitrator may be entered in any court having jurisdiction thereof. The arbitration judgment will be final and binding upon the Parties and may be entered in any court having competent jurisdiction. Each of the Parties, including its individual members, irrevocably submits to the jurisdiction of such binding confidential arbitration for the purpose of any such dispute, controversy or claim. The prevailing Party is entitled to recover its reasonable attorneys’ fees and costs associated with that dispute.

Section 15.08 Term of Agreement.

Notwithstanding any provision to the contrary herein and unless expressly renewed in a signed writing by all the Members, this Agreement shall terminate upon the expiration of sixty (60) days from the date the Company is granted licensure, registration, or permitting by the State of Delaware pursuant to the Delaware Medical Marijuana Act (16 Del. C. Ch. §§4901A, et seq.) and the State of Delaware Medical Marijuana Code and any other rules, regulations, or amendments to such laws promulgated thereunder. In the event this Agreement is not renewed prior to the date of termination indicated above, the Members shall reasonably negotiate in good faith a replacement operating agreement.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

Signed:

/s/ Nicholas Vita
Nicholas Vita, Member

/s/ Michael J. Abbott
Michael J. Abbott, Member

/s/ Robert K. Mayerson
Robert K. Mayerson, Member

EXHIBIT “A”

Member Name & Address:	Capital Contribution:	Membership Interest (%):
Nicholas Vita 70 Industrial Avenue, Suite B Lowell, MA 01852	$1,000	33 1/3%

Michael J. Abbott 70 Industrial Avenue, Suite B Lowell, MA 01852	$1,000	33 1/3%

Robert K. Mayerson 70 Industrial Avenue, Suite B Lowell, MA 01852	$1,000	33 1/3%

EXHIBIT “A”

Member Name & Address:	Capital Contribution:	Membership Interest (%):
Nicholas Vita 70 Industrial Avenue, Suite B Lowell, MA 01852	$1,000	33 1/3%

Michael J. Abbott 70 Industrial Avenue, Suite B Lowell, MA 01852	$1,000	33 1/3%

Robert K. Mayerson 70 Industrial Avenue, Suite B Lowell, MA 01852	$1,000	33 1/3%

Exhibit “B”

Mission Statement, Charitable Purpose & Provisions to Maintain Not-For-Profit Nature of Company

The Company’s mission is to implement the highest standards of integrity, regulatory compliance, and corporate transparency with uncompromising standards for security and operational excellence, including the cultivation, processing and dispensing of an ample array of safe, high quality, contaminant-free, medical-grade marijuana and derivative products and the provision of a generous assortment of patient-oriented educational and healthcare services for the qualifying patients of the State of Delaware. The Company is driven by our ambition to become the Delaware Medical Marijuana Program’s most trusted service provider dedicated to qualifying patient’s wellbeing while maintaining accountability, responsibility and unwavering ethics and morality.

The Company’s goals are to (1) enhance qualifying patient health, quality of life, and education through the consistent, steady and reliable provision of medical marijuana products and related patient-oriented services, (2) efficiently and effectively meet the needs of qualifying patients and designated caregivers, including their families, by thoroughly training knowledgeable, friendly and passionate staff members who will treat all who come through our doors with respect, compassion and dignity, (3) develop and implement affordability programs so that the Company’s products and services are accessible to all those in need, regardless of their personal financial situation, (4) design, construct and maintain state-of-the-art Compassion Center, including a cutting edge, sanitary and secure manufacturing facility capable of producing a sufficient and steady supply of desirable products, and a clean, safe and welcoming dispensary facility capable of accommodating our wide-ranging patient-oriented services and located in an area easily accessible to a significant population of the State’s qualifying patients, (5) develop thoughtful, comprehensive and professionally conducted research programs in partnership with reputable medical, educational and research institutions and inform all Medical Marijuana Program stakeholders, including the public at large, of our findings, and (6) work in partnership with the local community through community host agreements, charitable giving programs, and other donation/volunteer opportunities.

The Company will proudly serve Delaware’s qualifying patients and designated caregivers, and compliantly work in unison with the State’s Medical Marijuana Program stakeholders, including program regulators, municipal leaders, law enforcement and certifying physicians, all for the overall benefit of our patients.

The Company’s charitable purpose is to benefit qualifying patients and designated caregivers registered with the Medical Marijuana Program in the State of Delaware by (1) developing a state-of-the-art Compassion Center capable of consistently producing safe, high-quality, contaminant-free medical marijuana products, (2) providing an array of effective qualifying patient and designated caregiver services in an effort to alleviate the debilitating symptoms of patients’ qualifying medical conditions through the enhancement of the health, quality of life and education of the Company’s patients, and (3) developing and conducting scientific research on the cultivation and production of medical marijuana products, the efficacy of various marijuana strains, and the efficacy of various marijuana product types, as well as other research programs, in order to improve the Company’s manufacturing processes for the creation of affordable, effective and safe products which may better address patient needs and enhance patient wellbeing.

Furthermore, the Company will establish, maintain, and operate a Compassion Center within strict compliance of Delaware law, including the Medical Marijuana Act, the Medical Marijuana Code and all rules and regulations promulgated thereunder to receive and administer funds exclusively for charitable purposes for the benefit of the State’s qualifying patients. without pecuniary gain or profit. incidental. or otherwise. to the Corporation’s members, pursuant to and in compliance with applicable law, and all other purposes as may be necessary to carry out the Company’s mission statement, vision, core values, objectives and commitments.

Revenue in excess of expenses in any year will be earmarked for, among other things, the costs associated with our sliding scale affordability program for patients in financial need, research endeavors to improve our product line and efficiencies of operations, charitable giving in line with our mission statement, vision, core values, objectives and commitments, and reinvestments back into the Company to enhance our level of services and quality of products.

Exhibit “C”

Description of the Compassion Center

The enclosed, indoor facility will be designed and operated in compliance with Good Agricultural Practices (“GAPs”), Good Manufacturing Practices (“GMPs”), Good Handling Practices (“GHPs”) and Good Laboratory Practices (“GLPs”) as they relate to the safety of the physical structure, sanitation, management practices, water systems and energy waste.

Consistent with industry best practices, our Compassion Center will include adequate refrigeration for perishable products both in the processing areas and in the secure Vault Room as well as a state-of-the-art climate controlled HVAC environment and robust electrical power to accommodate all immediate production needs. We will also ensure that the facility does not emit any odors that can be detected from outside the premises and that no medical marijuana and derivative products can be visibly observed from the street or other public areas. All cultivation, processing and dispensing activities will take place within the enclosed, locked and secure building to ensure a consistent, controlled and protected environment as well as to safeguard our plant, equipment, products, staff and patients/caregivers.

And finally, our Compassion Center will be compartmentalized based on function for both efficiency of operations and security, and all phases of the operation will take place in designated, locked, indoor, restricted-access areas monitored by our security surveillance system in accordance with the Company’s Department-approved Security Plan. Movement between the respective compartments will be restricted to prevent unauthorized persons from gaining access. As a general policy, only the minimum number of employees necessary for the efficient operation of each compartment will be permitted access at any one time.

To facilitate the identification of authorized persons within each compartment, all Compassion Center Agents will be issued differently colored identification badges (which must be visibly displayed at all times while on duty within the facility) based on the compartment(s) to which they are assigned. In addition, Compassion Center Staff will be provided differently colored uniforms (which must be kept onsite and under the strict control of facility management) based on the employee’s job title, responsibilities and level of security access. Again, this policy is designed to facilitate the quick identification of any person that is not authorized to be present in a particular compartment.

Based on a 30,000+ square feet manufacturing facility design developed for affiliate manufacturing operations in other medical marijuana programs, our Compassion Center’s production compartments include:

Germination/Propagation Room. This room is designed for propagating plants using either seed or vegetative clone cuttings from mother-stock plans sourced from cell cultures. The room will be approximately 227 square feet in area.

Vegetative Rooms (2). Following propagation, the seedlings or clones are transplanted into three-gallon plastic pots or Smart Pots within the Vegetative Room, where they will remain for four to six weeks. The facility will have two Vegetative Rooms. One room will have an area of approximately 1,768 square feet and the other will consist of approximately 1,776 square feet.

Bloom Rooms (8). The manufacturing facility will have eight (8) designated Bloom Rooms where plants that are transferred from the Vegetative Room will remain for 8 to 12 weeks until they are ready for harvest. Once ready, the plants are cut down and transferred from the Bloom Room to be trimmed, dried and cured. The approximate areas of the 8 rooms will be as follows:

•	Bloom Room 1: 2,024 sq. ft.

•	Bloom Room 2: 2,007 sq. ft.

•	Bloom Room 3: 2,009 sq. ft.

•	Bloom Room 4: 2,008 sq. ft.

•	Bloom Room 5: 2,008 sq. ft.

•	Bloom Room 6: 2,009 sq. ft.

•	Bloom Room 7: 2,020 sq. ft.

•	Bloom Room 8: 2,356 sq. ft.

Wet Area. The facility will house a large area dedicated to water storage and treatment, including fertilizer-mixed water, for cultivation purposes. This area will be approximately 1,942 square feet.

Trimming Room. Upon harvest, medical marijuana plants will be transferred to the Trimming Room to separate the usable portions of the plant from the unusable portions. Meanwhile, the Bloom Room from which the newly harvested plants were cultivated will be cleaned out, sanitized and prepared for the next batch of vegetative plants entering the bloom phase of the growth cycle. This room will be approximately 665 square feet.

Curing Room. Harvested material is transferred to these rooms to dry and properly cure. Depending upon the environmental conditions, we may also line our cure rooms with cedar to reduce the likelihood of pest infestation and microbes. This room will be approximately 540 square feet.

Vault Room. The secure, climate-controlled Vault Room within our Compassion Center’s manufacturing facility will be used to store cured material during our internal (and eventually external) laboratory testing processes as well as approved material awaiting processing into extracts and/or derivative medical marijuana products, such as pediatric medical marijuana oil. Within the Vault Room, we will install and maintain TL-30 high-security safes with sufficient capacity to store a large assortment of medical marijuana products (both approved for distribution and awaiting testing). Locked refrigerators and freezers within the Vault Room will store and protect perishable material, including in-process products. Only the minimum number of pre-vetted and specifically authorized employees absolutely necessary for efficient operations will be granted access to the Vault Room, including the safes, refrigerators and freezers. The Vault Room will be approximately 515 square feet.

Quarantine Room. The Quarantine Room will be used to securely store unusable medical marijuana and derivative products, including manufacturing waste and recalled products, prior to destruction and disposal and will be access-controlled and monitored by the Company’s surveillance system at all times. The Quarantine Room will be approximately 129 square feet.

Storage. This closet will be used to store cultivation tools and equipment. Storage closet will be approximately 131 square feet.

Pest/Disease Prevention and Treatment Storage. This dedicated closet will be used to store pest and disease prevention and treatment products. Note, the Company will NOT use any pesticides to eradicate pests during the cultivation process in accordance with State law. Instead, we will follow an organic pest and disease control plans focusing on comprehensive prevention techniques and the immediate treatment (or culling) of any contaminated plants. In accordance with GAPs, all pest and disease prevention and treatment products will always be stored separately from other tools and equipment used at our facility and will be maintained in a manner consistent with the recommended environmental conditions for proper storage of such products. The storage area will be approximately 137 square feet.

Extraction Room. The climate-controlled Extraction Room is maintained to clean room standards and is sufficiently large to house the proposed Waters Extraction Machine, vacuum oven, preparation tables and a refrigerated mini-vault (i.e., in-process product storage) to securely store extracted material on a temporary basis prior to transferring it to the Processing Room. The Extraction Room will be approximately 835 square feet in area.

Processing Room. The Processing Room is the area where Processing Department Agents manually combines the extracted marijuana material with other ingredients/mediums to create infused derivative products for sale (i.e., tinctures, oil cartridges, capsules, ointments, etc.). Like the Extraction Room, the Processing Room—which bears a resemblance to an industrial kitchen—is climate controlled, maintained to clean room standards and is of sufficient size to allow Processing Agents to comfortably and efficiently carry out their responsibilities. Once the finished derivative products are ready for packaging, they are securely sealed and stored in the Vault Room pending the results of laboratory testing. This room’s area will be approximately 1,206 square feet.

In-Process Product Storage. This refrigerated mini-vault is located within the Processing Room to securely store extracted material on a temporary basis prior to use in the processing and infusion process. This storage area will be approximately 149 square feet.

Walk-In Fridge. This lockable refrigerated room is located within the Processing Room to securely store non-marijuana ingredients used in the infusion process to manufacture and produce derivative medical marijuana products. The Walk-In Fridge will be approximately 177 square feet in area.

Walk-In Freezer. This lockable freezer room is located within the Processing Room to securely store non-marijuana ingredients used in the infusion process to manufacture and produce derivative medical marijuana products. The Walk-In Freezer will be approximately 192 square feet in area.

Dry Storage. This lockable storage area located within the Processing Room is used to securely store non-marijuana ingredients which do not require refrigeration or freezing for long term storage. This area will be approximately 195 square feet.

Testing Laboratory. After a batch of harvested medical marijuana flowers has been properly cured and after each lot of derivative medical marijuana products manufactured has been completely processed, a representative sample will be selected and transferred to the Testing Laboratory to analyze and assess the cannabinoid profile and the presence of any contaminants, including mold, mildew, fungus, heavy metals and the like using various sophisticated testing equipment. The Testing Laboratory is climate controlled, maintained to clean room standards and is of sufficient size to allow Laboratory Department Agents to comfortably and efficiently carry out their responsibilities. This room will be approximately 850 square feet.

Packaging/Labeling Room. Once the Laboratory Department (or Independent Safety Compliance Facility, once licensed and engaged) has completed its analysis and approved a batch/lot of medical marijuana products for distribution, the entire batch/lot of finished products are transferred from the Vault Room to the Packaging/Labeling Room where they are manually packaged, labeled and readied for transport to the dispensary facility for eventual dispensing to registered patients. This room will be approximately 670 square feet in area.

Loading Dock. This area can be locked and secured from the interior of the facility during times when equipment is delivered to the facility or during the product shipment staging process prior to transportation and delivery of products to our dispensary for distribution to qualified patients. The Loading Dock is under surveillance recording 24/7 and is a restricted-access area limited to specifically authorized personnel in the Inventory Department and the Security Department only. This area will be approximately 824 square feet.

Surveillance Room. The Surveillance Room is a secured, dedicated area used to monitor the facility’s security system, including live and recorded feeds from the video surveillance system. Only the minimum required number of Security Department Agents will be authorized to access the Surveillance Room and will only be permitted to be present in this room for the limited time necessary to complete the task at hand. Otherwise, this room will remain locked and secured at all times as it will be used to store physical copies of surveillance recordings and other sensitive data. The Surveillance Room will be approximately 257 square feet.

Break Room. This area will be reserved for Compassion Center Agents’ use during their respective breaks. The Break Room will contain computers, printers, tables and chairs for use by the facility employees. The area will be approximately 855 square feet.

Men’s and Women’s Locker Room. Upon entry into the manufacturing facility, staff will immediately change into work attire and clean/sanitize themselves as necessary given their responsibilities in operations. Lockers will be set up for employees to store their belongings during the day. The Men’s Locker Room will be approximately 445 square feet and the Women’s Locker Room will be approximately the same.

Offices (4). On-site management and the administrative assistants will have access to one of four (4) Offices located within the interior of the facility, which will be in an area segregated from cultivation and processing activities. The areas of the Offices will be as follows:

•	Office 1: 221 square feet

•	Office 2: 211 square feet

•	Office 3: 418 square feet

•	Office 4: 319 square feet

Waiting Area. All employees and visitors will only be permitted to enter the facility from a single point of ingress for security-control purposes. Once inside the building, they will find themselves in the Waiting Area. From there, they will need proper authorization to access other areas of the manufacturing facility. Only those persons with proper authorization will be able to enter sensitive, limited or restricted areas of the facility. The Waiting Area’s area will be approximately 649 square feet.

Conference Room. From time to time, staff and/or management meetings will be conducted in the Conference Room. This area will contain a large table and number of chairs and will have a large screen accessible for PowerPoint presentations and other multimedia purposes. The Conference Room will be approximately 264 square feet in area

Exhibit “D”

Oversight of the Compassion Center, Including Organizational Chart & Job Descriptions

General Manager

The registered Compassion Center’s General Manager (GM) will be responsible for directing and coordinating our day-to-day operations and ensuring that our organization achieves its assigned business objectives. Under the oversight of the Board of Directors, the GM is responsible for supervising all security, cultivation, extraction, infusion, processing, transportation and dispensing operations and the associated activities of all departmental managers.

He or she also will additionally develop and administer comprehensive operational policies and procedures in collaboration with our facility managers and be responsible for security plans, compliance with Good Agricultural Practices (GAPs), Good Manufacturing Practices (GMPs) and Good Handling Practices (GHPs), extraction and manufacturing protocols, transportation and distribution plans and dispensary policies and procedures.

The GM will be further responsible for:

•	Key projects and processes and the development of performance reports, data and analysis

•	Production and operating reports

•	Resolving operational problems to minimize costs and mitigate delays

•	Delegating high-level tasks necessary for efficient operations

•	Ensuring all registered agents are properly trained and educated in the cultivation, processing and dispensing of medical marijuana products and associated paraphernalia, as applicable

•	Collaborating with government officials, registered agents, contractors, qualified patients, the medical community and other Delaware Medical Marijuana Program stakeholders

•	Enforcing ethical business practices

•	Creating and maintaining an organizational culture in which registered agents enthusiastically carry out their assigned duties

•	Serving as a liaison between registered agents and registered Compassion Center management, management and corporate executives, and between the Compassion Center and the local community at large

Quality Assurance Manager

Columbia Care’s Quality Assurance Manager (“QAM”) is responsible for overseeing our operational Quality Assurance (QA) policies, practices and procedures including all aspects of the manufacture, production and dispensing of medical marijuana and derivative products, from seed to distribution (or destruction, as the case may be). Reporting to the General Manager, the QAM will act as an internal auditor, inspecting daily, weekly and monthly reports from all Departmental Managers and work with each ofthese individuals to regularly update Columbia Care’s Quality Assurance Plan. He or she will be further responsible for training Compassion Center Agents in our QA standards and plans. In addition, in the unlikely event of any adverse occurrence or product recall, the QAM will be responsible for overseeing the resolution, documentation and reporting of the issue.

The QAM is further responsible for.

•	All aspects of Columbia Care’s Quality Assurance Program, including

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Product Quality Assurance Plans in collaboration with the Cultivation Manager, Processing Manager, Inventory Manager, Laboratory Manager, and Dispensary Manager, including the use of GAPs, GMPs and GHPs

•	Dispensing Quality Assurance Plans in collaboration with the Dispensary Manager

•	All aspects of Columbia Care’s Recordkeeping Plan and the implementation of related Standard Operating Procedures

•	Reviewing the Independent Auditor’s quarterly reports and identifying any opportunities for improvement to Columbia Care’s QA policies and procedures

•	Ensuring that all applicable Compassion Center Agents and Managers are trained and proficient in the ADILAS system (our proprietary and customizable record keeping and inventory tracking program)

•	Conducting random inventory audits in coordination with the Inventory Manager

•	Managing the annual review and revision (as necessary) of Columbia Care’s QA Plan

•	Providing quarterly reports to senior management and the Board of Directors on the status of the QA plan

•	Managing the annual review of the Inventory Control Plan

•	Preparing all required and ad hoc reports and submitting them to the Department on a timely basis in the required format

•	Documenting and addressing adverse events, including illicit activity by Compassion Center Agents and/or inventory discrepancies

•	Managing the disposal of all medical marijuana and derivative products deemed unacceptable for use, including products that are past their expiration date or subject to recall

The QAM is further authorized to have immediate entry to all controlled access areas of the Compassion Center, including the storage areas and vaults.

Manufacturing Facility Manager

The registered Compassion Center Manufacturing Facility Manager will report to the General Manager and be responsible for planning, organizing and developing a plan and timeline for plant production from seed through the final production, packaging and dispensing of approved medical marijuana products that meet all laboratory testing requirements and are compliant with Department-mandated quantities (i.e., 2,000 ounces maximum of usable medical marijuana). This individual will be further responsible for initiating a staggered, continuous harvest schedule; ensure the quality of the final product; and consistently meet the demands of registered qualifying patients.

Working collaboratively with the General Manager, his or her responsibilities include:

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Overseeing the management of all areas of the registered Compassion Center to manufacture and produce approved products on schedule and within quality standards and cost objectives to meet registered qualified patient needs

•	Overseeing the maintenance and storage of all inventory (i.e., plants, in-process products, and final products) in the registered Compassion Center

•	Identifying, recommending and implementing measures to improve productivity, reduce costs and minimize harvest loss

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Overseeing the activities of department managers—including the Cultivation Manager, Inventory Manager, Processing Manager, Laboratory Manager and Administrative Assistant—to achieve production goals that are consistent with established manufacturing practices, GAPs, GMPs, GHPs, and safety and security procedures

•	Implementing protocols for:

•	The maintenance, tracking and proper storage of all medical marijuana and derivative products

•	The disposal of production waste and any returned medical marijuana products

•	Reporting on adverse events and product recalls

•	Serving as an internal liaison between all Compassion Center Agents and Managers and externally with the local community, including law enforcement

•	Overseeing all staff training and education

•	Ensuring that all staging and transportation activities are carried out accurately, securely and professionally

•	Overseeing any Department-approved changes to the product line to reflect market needs

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Implementing and maintaining security systems for tracking, recordkeeping, record retention and surveillance related to all medical marijuana and derivative products at every stage of cultivation, processing, storage, testing, packaging, labeling and distribution

Cultivation Manager

The Cultivation Manager will lead the Compassion Center’s cultivation team in creating and maintaining the integrity of our high-quality medical marijuana products. This position will be responsible for:

•	Interviewing, hiring and training Cultivation Department Agents

•	Planning, assigning and directing work, evaluating performance and coaching and disciplining applicable Agents

•	Addressing complaints and resolving problems

•	Overseeing all cultivation activities from the genetic selection of plants to the harvest and curing processes using GAPs and GHPs

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Implementing clean-room cultivation processes according to established protocols and ensuring the absence of any mold, mildew, rot, other fungus, bacterial diseases, pests, pest wastes and other harmful contaminants in compliance with all applicable laws, rules and regulations

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Managing the cloning, transplanting, feeding, defoliation, pruning, topping and flushing of plants, pest and disease prevention and control including the application of Department-approved foliar and preventive sprays, trimming, waste disposal and inventory management

•	Maintaining plant health

•	Adhering to industry-standard nutrient protocols

•	Maintaining irrigation systems

•	Implementing harvesting processes aimed at yielding short- and long-term harvest goals

•	Ensuring there is homogeneity, absence of contamination and reproducibility of the strain profile in each batch/lot produced

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Training Cultivation Department Agents in relevant policies and procedures, advanced cultivation methods, GAPs, GHPs and the cultivation parameters set forth by applicable Delaware laws, rules and regulations

Cultivation Technician

The Cultivation Technician will be responsible for plant care in all stages of growth including germination, vegetative, flowering and harvest and documenting, monitoring and tracking all observations in the Compassion Center’s inventory tracking and recordkeeping system (ie, the ADILAS program). The Cultivation Technician will be further responsible for:

•	The day-to-day physical cultivation chores in compliance with approved growing methods

•	Ensuring that all equipment is functioning properly

•	Addressing any pest or nutrient issues in collaboration with the Cultivation Manager

The Cultivation Technician will report to the Cultivation Manager.

Cultivation Associates

Cultivation Associates will be responsible for plant care in all stages of growth to include germination, vegetative, flowering and harvest in accordance with specified guidelines under direct supervision. They will be further responsible for:

•	Assisting with the documentation, monitoring and tracking of all plant observations in the ADILAS recordkeeping and inventory tracking system

•	Assisting with the day-to-day physical duties in compliance with approved growing methods

•	Assisting the Cultivation Technicians as needed

Cultivation Associates will report to the Cultivation Manager.

Trimmers

Trimmers will be responsible for cutting, trimming and manicuring harvested plants and managing the separation of plant matter such as unusable leaves, branches and stems from the resinous flower buds. These individuals will further be responsible for maintaining the integrity, safety and quality of the Compassion Center’s products and maintaining the sterile environment of the cultivation area of the facility.

Processing Manager

The Processing Manager is accountable for extraction, infusion, weighing, labeling, packaging and product logging for the accurate manufacturing and inventory control of derivative medical marijuana products (e.g., pediatric medical marijuana oil, tinctures, capsules, etc.). He or she also oversees the activities of the Extraction Technician, Extraction Associates, Infusion Technician and Infusion Associates. The Processing Manager further:

•	Ensures the safe, proper and secure manufacture and testing of all extractions, infusions, in-process products and final derivative medical marijuana products

•	Ensures the quality of all derivative medical marijuana products

•	Ensures the proper cleaning and maintenance of all processing equipment

The Processing Manager reports to the General Manager.

Extraction Technician

The Extraction Technician is responsible for the production of the finest and purest medical marijuana extracts possible, including operating extraction machinery and maintaining it in good order to avoid loss of production and loss of product inventory. Additional responsibilities include:

•	Working in collaboration with Extraction Associates to ensure the safe, secure and consistent production of medical marijuana products in compliance with GMPs

•	Overseeing the safety and quality control of the extraction and processing production areas

•	Assuring that all products are manufactured in accordance with applicable laws, rules and regulations

The Extraction Technician reports to the Processing Manager.

Extraction Associates

Extraction Associates are responsible for assisting with the production of the finest and purest medical marijuana extracts possible including assisting with and operating extraction machinery and maintaining it in good working order to avoid loss of production and inventory.

Extraction Associates report to the Processing Manager.

Infusion Technician

The Infusion Technician is responsible for assisting in the production of the finest and purest medical marijuana products possible using manufactured extracts to create approved derivative medical marijuana products such as pediatric medical marijuana oil, tinctures, capsules, etc. Specific responsibilities include:

•	Overseeing the infusion and incorporation of medical marijuana extracts into specifically approved derivative medical marijuana products

•	Working collaboratively with Extraction Technicians to ensure the safe, secure and consistent manufacture of medical marijuana products in compliance with GHPs and GMPs

•	Overseeing the safety and quality control of the extraction, infusion and processing production areas

•	Assuring that all medical marijuana products are manufactured in accordance with applicable Delaware laws, rules and regulations

•	Conducting preventive maintenance on machinery including, but not limited to, chillers and air compressors

The Infusion Technician reports to the Processing Manager.

Infusion Associates

Infusion Associates are responsible for assisting the Infusion Technician in the production of the finest and purest medical marijuana products possible using manufactured extracts to create approved derivative medical marijuana products such as pediatric medical marijuana oil, tinctures, capsules, etc. Specific responsibilities include:

•	Assisting with the infusion and incorporation of medical marijuana extracts into specifically approved derivative medical marijuana products

•	Working closely with the Infusion Technician to ensure the safe, secure and consistent manufacture of medical marijuana products in compliance with GHPs and GMPs

•	Overseeing the safety and quality control of the extraction and processing production areas

•	Assuring all medical marijuana products are manufactured in accordance with applicable Delaware laws, rules and regulations

•	Conducting preventive maintenance on machinery including, but not limited to, chillers and air compressors

Infusion Associates report to the Processing Manager.

Inventory Manager

The Inventory Manager at the Compassion Center is responsible for tracking, documenting and reporting on all designated equipment, materials, inputs, in-process products and finished products associated with the manufacture and dispensing of medical marijuana and derivative products. The materials the Inventory Manager is responsible for include, but are not limited to:

•	Medical marijuana plants, in-process products and finished products

•	Soil and soil amendments

•	Department-approved nutrients, fertilizers and growth promoters

•	Hydroponic materials and equipment

•	Department-approved packaging, seals and labels

•	Cultivation and harvesting tools and equipment

•	Compassion Center Agent uniforms and safety equipment

•	Lockboxes, locks and keys

•	Transportation vehicles, if any

He or she is further responsible for ensuring that all record keeping practices are compliant with applicable Delaware’s Act and Regulations and overseeing the accurate entry of applicable inventory items into the ADILAS electronic recordkeeping and inventory tracking system. The Inventory Manager also supervises the conduct of all inventory reviews and comprehensive physical inventories and audits.

The Inventory Manager reports to the General Manager.

Inventory Control Assistant

The Inventory Control Assistant is responsible for:

•	Implementing and maintaining standardized inventory controls and procedures

•	Tracking all plants and products as they move through the cultivation, manufacturing and dispensing processes and generating daily, weekly, monthly and annual inventory reports

•	Receiving and accounting for all designated items in all phases/stages of production

•	Conducting physical counts to confirm the accuracy of electronic inventory control systems and investigating any identified discrepancies

•	Ensuring that all approved medical marijuana and derivative products and their respective weights/measures are recorded accurately

The Inventory Control Assistant reports to the Inventory Manager.

Inventory Control Associates

Inventory Control Associates are responsible for assisting with inventory control tasks including:

•	Ongoing inventory control procedures including the detection of any diversion, theft or loss

•	Performing data entry to document the movement of plants and products throughout the cultivation, extraction, infusion, testing and production processes

•	Receiving and accounting for designated items in all phases/stages of production

•	Assisting with physical counts to ensure the accuracy of the electronic inventory system inventory levels

•	Alerting the Inventory Manager about any identified inventory issues

Inventory Reporting Associate

Inventory Reporting Associates are responsible for:

•	Reporting inventory control activity including daily counts and changes in production schedules

•	Performing data entry relating to the movement of plants and products throughout the cultivation, processing and dispensing continuum

•	Generating ad hoc and regularly scheduled inventory reports as directed by the Inventory Manager

•	Assisting in the development of reports, charts and data elements for management review

•	Assisting with physical counts and data analysis to ensure electronic system inventory levels are accurate

Inventory Reporting Associates report to the Inventory Manager.

Transportation Staff

Transportation Staff is responsible for:

•	Assisting with the loading and unloading of product shipments to/from the Compassion Center

•	Safely and securely transporting medical marijuana to an Independent Safety Compliance Facility for testing, if/when applicable

•	Safely and securely transporting medical marijuana to the Compassion Center’s dispensary facility (if not co-located with the manufacturing facility)

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Keep accurate records of all transported shipments, maintain constant communication with security personnel during any transportations, and assist in conducting physical audits of transported shipments against any shipping manifest upon arrival to destination to ensure accuracy and integrity of all shipped products

•	Immediately reporting any discrepancies in the transported shipment to the Inventory Manager

Transportation Staff reports to the Inventory Manager.

Laboratory Manager

The Laboratory Manager is responsible for testing a random sample of sufficient quantity from every batch of harvested medical marijuana as well as every batch of derivative medical marijuana products intended for dispensing for cannabinoid profile and contaminants, including but not limited to microbial contaminants, mycotoxins, heavy metals and other potentially harmful substances. The Laboratory Manager is also responsible for conducting timed interval stability analyses to determine each Compassion Center product’s expiration date/shelf-life and reporting all testing results in writing prior to authorizing the release of products to the dispensary facility. He or she is further responsible for maintaining a safe, sterile and sanitary clean-room laboratory environment in compliance with Good Laboratory Practices (“GLPs”) to minimize the introduction of any contaminants and ensuring the accuracy, integrity and quality of all laboratory activities. All such activities must be fully documented in ADILAS, our comprehensive recordkeeping and inventory tracking program, and made available to the Department upon request or as required.

The Laboratory Manager reports to the General Manager with additional oversight from the Quality Assurance Manager.

Additional responsibilities include:

•	Adhering to all State and Federal rules and regulations and industry best practices relating to the operation of pharmaceutical laboratories

•	Ensuring all laboratory equipment is in good working order and maintained and calibrated in accordance with manufacturer recommendations, as applicable

•	Conducting laboratory inventories and ordering supplies

•	Hiring and training Laboratory Technicians

Laboratory Technicians

Laboratory Technicians are responsible for assisting the Laboratory Manager in preparing samples for testing, maintaining laboratory equipment, recording test results, performing a variety of clerical duties, restocking supplies and performing other support functions.

Additional responsibilities include:

•	Maintain glassware by picking-up, cleaning, washing, sterilizing and storing

•	Maintain equipment records, daily logs, research protocols and results

•	Keep lab supplies stocked and notify the Laboratory Manager of any restocking needs

•	Assist in testing activities

Dispensary Manager

The Dispensary Manager is responsible for overseeing all activities related to the operation of the Compassion Center’s dispensary facility including registered patient/caregiver identification, counseling and education, point of sale transactions (including determining the eligibility of registered patients for financial subsidies), record retention, product tracking and inventory control. Specific responsibilities include:

•	Providing management and leadership over all dispensing activities

•	Ensuring compliance with all applicable Medical Marijuana Program rules and regulations

•	Hiring and managing Dispensary Department Agents and conducting staff training and education

•	Monitoring all point-of-sale transactions

•	Overseeing all patient education and counseling activities

•	Managing patient-specific logs as required

•	Ordering new inventory and supplies

•	Overseeing the receipt, storage and auditing of all inventory

•	Maintaining accurate records using ADILAS, the Compassion Center’s customizable recordkeeping and inventory tracking system

•	Resolving all inventory discrepancies and patient-agent conflicts

•	Acting as the Compassion Center’s Privacy Officer by safeguarding the security and confidentiality of all patient information in compliance with HIPAA and applicable Delaware statutes

The Dispensary Manager reports to the General Manager.

Assistant Dispensary Managers

The Assistant Dispensary Managers serve as a substitute Dispensary Manager when needed and oversee all activities related to the operation of the dispensary facility (see the Dispensary Manager description above). At all other times he or she serves as the lead Dispensary Technician responsible for ensuring the smooth operation of the Service Area and providing assistance to the Dispensary Manager.

The Assistant Dispensary Managers report to the Dispensary Manager.

Dispensary Associates

Dispensary Associates provide support to the Dispensary Manager and Assistant Managers by carrying out all required dispensing activities with registered qualifying patients and registered designated primary caregivers. These individuals are responsible for:

•	Conducting basic customer service activities (e.g., answering phones, checking patient eligibility, explaining product features, etc.)

•	Double-checking patient eligibility in the Department’s Registered Patient and Caregiver Registry

•	Ensuring patient orders are in compliance with the State’s limitations on the amount of medical marijuana that can be purchased or in the patient’s possession at any given time

•	Providing patient education and counseling in collaboration with the Dispensary Manager/Assistant Managers

•	Registering patients in the ADILAS recordkeeping system and ensuring that all transactions are recorded accurately

•	Documenting all completed transactions in the Department’s Registry

•	Receiving deliveries of dispensary supplies such as paraphernalia, labels, etc.

•	Restocking products in the Service Area of the facility in accordance with the Compassion Center’s security protocols

•	Assisting with physical inventory audits and managing inventory levels Dispensary Associates report to the Dispensary Assistant Managers (or Dispensary Manager).

Dispensary Delivery Staff

If direct-to-patient delivery is approved by the Department, Dispensary Delivery Staff will be responsible for:

•	Assisting with the loading and unloading of patient delivery orders to/from the dispensary facility

•	Safely and securely transporting medical marijuana to a verified registered patient’s residence

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Keep accurate records of all deliveries, maintain constant communication with security personnel during any transportations, and assist in conducting physical audits of delivered orders against any shipping manifest upon arrival to destination to ensure accuracy and integrity of all delivered products

•	Immediately reporting any discrepancies in the delivery to the Dispensary Manager Dispensary Delivery Staff report to the Dispensary Assistant Managers (or Dispensary Manager).

Dispensary Receptionist

The Dispensary Receptionist is responsible for greeting registered patients and designated caregivers upon their initial entry into the dispensary facility and verifying their status using required identification and verification protocols prior to granting entry into the Service Area. Additional responsibilities include:

•	Maintaining a log of all individuals visiting the facility

•	Ensuring all intake forms and other paperwork is properly completed and filed correctly

•	Issuing authorized identification badges to registered patients and designated caregivers prior to permitting entry into the Service Area of the premises

•	Ensuring the availability of a Dispensary Associate prior to allowing registered patients/caregivers to enter the Service Area

•	Ensuring that visitors are escorted arid monitored at all times when inside the facility

•	Entering all appropriate information into the ADILAS recordkeeping and inventory tracking system for future reference

The Receptionist reports to the Dispensary Manager.

Security Manager

The Security Manager is responsible for implementing and overseeing the Compassion Center’s Security Plans in compliance with all applicable Delaware Medical Marijuana Program rules and regulations. Specific responsibilities include:

•	Maintaining the security of the Compassion Center and related assets (physical and cyber security) in collaboration with the Netwatch security contractor

•	Ensuring that all security-related equipment and devices are in proper working order and positioned appropriately

•	Preventing and detecting theft, diversion, destruction, alteration or loss of medical marijuana and derivative products

•	Ensuring the safety and well-being of all Compassion Center Agents, registered patients, designated caregivers and authorized visitors

•	Hiring and ensuring the proper training of Security Department Agents

•	Overseeing all Security Department Agents and security operations

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Overseeing the safe and secure transportation of products from the manufacturing facility to the dispensary facility (if applicable) as well as offsite Independent Safety Compliance Facilities (if/when applicable) and the safe and secure delivery of medical marijuana and derivative products to registered patients and registered designated primary caregivers

•	Serving as a liaison between the Compassion Center and local law enforcement and other community agencies

•	Managing and directing security protocols and emergency response procedures

•	Reviewing and revising our Security Plan as needed and appropriate in collaboration with senior management and local law enforcement agencies

The Security Manager reports to the General Manager.

Security Guards

Security Guards are responsible for monitoring all areas of the Compassion Center’s operations, perimeter and the CCTV system to ensure the safety of agents, registered patients, designated caregivers, authorized visitors and medical marijuana and derivative products in compliance with all applicable laws, rules and regulations. Specific responsibilities include:

•	Ensuring that all security-related equipment and devices are in proper working order at all times

•	Ensuring that only authorized Compassion Center Agents, registered patients and designated caregivers and authorized visitors have access to the Compassion Center

•	Controlling ingress and egress to the Compassion Center and escorting all authorized visitors at all times while at the facility

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Securing the interior and perimeter of the Compassion Center and patrolling immediately adjacent areas prior to opening, during the course of daily operations and following closure as well as prior to any scheduled delivery

•	Ensuring the security of all receiving activities and product transportation

•	Resolving any on-site security concerns

•	Working collaboratively with local law enforcement and other appropriate community-based entities

•	Developing and submitting reports and other documents as required Security Guards report to the Security Manager.